Exhibit 99.1

Deloitte & Touche LLP 111 S. Wacker Drive Chicago, IL 60606 USA Tel: +1 312 486 1000 Fax: +1 312 247 1000 www.deloitte.com

INDEPENDENT AUDITORS' REPORT

To the shareholders and the Board of Directors of Walgreens Boots Alliance, Inc.:

We have audited the accompanying combined financial statements of certain Pharmaceutical Wholesale and Retail Pharmacy International businesses of Walgreens Boots Alliance, Inc. (the "Business"), which comprise the combined balance sheet as of August 31, 2020 and 2019, and the related combined statements of equity, earnings, comprehensive income and cash flows for the years then ended, and the related notes to the combined financial statements.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Business’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of certain Pharmaceutical Wholesale and Retail Pharmacy International businesses of Walgreens Boots Alliance, Inc. as of August 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 1, the accompanying combined financial statements have been derived from the accounting records of Walgreens Boots Alliance, Inc. The combined financial statements include the allocation of certain assets, liabilities, expenses and income that have historically been held at the Walgreens Boots Alliance corporate level but which are specifically identifiable or attributable to the Business. The combined financial statements also include expense allocations for certain corporate functions historically provided by Walgreens Boots Alliance, Inc. These costs and allocations may not be reflective of the actual expense which would have been incurred had the Business operated as a separate unaffiliated entity apart from Walgreens Boots Alliance, Inc.

Change in Accounting Principle

As described in Note 2 to the financial statements, effective September 1, 2019, the Business adopted Financial Accounting Standards Board Accounting Standards Update 2016-02, Leases (Topic 842), using the modified retrospective approach which does not require prior periods to be restated.

December 22, 2020

2

WALGREENS BOOTS ALLIANCE
WHOLESALE AND RETAIL BUSINESSES
COMBINED BALANCE SHEETS

At August 31, 2020 and 2019
(in millions)

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$143	$175
Accounts receivable, net	3,022	2,968
Due from Parent (see Note 12)	1,557	1,419
Inventories	1,535	1,331
Other current assets	376	233
Total current assets	6,633	6,126
Non-current assets:
Property, plant and equipment, net	546	530
Operating lease right-of-use asset	271	—
Goodwill	3,274	3,035
Intangible assets, net	681	712
Equity method investments	134	127
Other non-current assets	97	42
Total non-current assets	5,003	4,446
Total assets	$11,636	$10,572

Liabilities and equity
Current liabilities:
Short-term debt	$368	$354
Due to Parent (see Note 12)	60	46
Trade accounts payable	4,313	4,101
Operating lease obligation	68	—
Accrued expenses and other liabilities	679	442
Income taxes	17	37
Total current liabilities	5,505	4,980
Non-current liabilities:
Operating lease obligation	209	—
Due to Parent (see Note 12)	864	801
Deferred income taxes	131	133
Other non-current liabilities	73	85
Total non-current liabilities	1,277	1,019
Commitments and contingencies (see Note 8)

Equity:
Net Parent investment	5,814	5,848
Accumulated other comprehensive loss	(1,022)	(1,333)
Total equity attributable to the Business	4,792	4,515
Noncontrolling interests	62	58
Total equity	4,854	4,573
Total liabilities and equity	$11,636	$10,572

The accompanying notes to Combined Financial Statements are an integral part of these Statements.

WALGREENS BOOTS ALLIANCE
WHOLESALE AND RETAIL BUSINESSES
COMBINED STATEMENTS OF EQUITY
For the years ended August 31, 2020 and 2019
(in millions)

	Equity attributable to the Business
		Accumulated
		other
	Net Parent	comprehensive	Noncontrolling	Total
	investment	income (loss)	interests	equity
August 31, 2018	$6,007	$(1,093)	$50	$4,964
Net earnings	98	—	6	104
Other comprehensive income (loss), net of tax	—	(240)	2	(238)
Net transfers to Parent	(257)	—	—	(257)
August 31, 2019	5,848	(1,333)	58	4,573
Net earnings	198	—	9	207
Other comprehensive income (loss), net of tax	—	311	2	313
Net transfers to Parent	(232)	—	—	(232)
Distribution to Noncontrolling interests	—	—	(7)	(7)
August 31, 2020	$5,814	$(1,022)	$62	$4,854

The accompanying notes to Combined Financial Statements are an integral part of these Statements.

WALGREENS BOOTS ALLIANCE
WHOLESALE AND RETAIL BUSINESSES
COMBINED STATEMENTS OF EARNINGS
For the years ended August 31, 2020 and 2019
(in millions)

	2020	2019
Sales	$17,290	$16,547
Related party sales (see Note 12)	1,779	1,813
Total Sales	19,069	18,360
Cost of sales	17,130	16,443
Gross profit	1,939	1,917
Selling, general and administrative expenses	1,620	1,708
Operating income	319	209
Other expense	(2)	(2)
Earnings before interest and income tax provision	317	207
Interest expense, net	49	77
Earnings before income tax provision	268	131
Income tax provision	71	42
Post tax earnings from equity method investments	10	15
Net earnings	207	104
Net earnings attributable to noncontrolling interests	9	6
Net earnings attributable to the Business	$198	$98

The accompanying notes to Combined Financial Statements are an integral part of these Statements.

WALGREENS BOOTS ALLIANCE

WHOLESALE AND RETAIL BUSINESSES

COMBINED STATEMENTS OF COMPREHENSIVE INCOME
For the years ended August 31, 2020 and 2019

(in millions)

	2020	2019
Comprehensive income:
Net earnings	$207	$104

Other comprehensive income (loss), net of tax:
Pension/postretirement obligations	(3)	(5)
Currency translation adjustments	316	(233)
Total other comprehensive income (loss)	313	(238)
Total comprehensive income (loss)	520	(134)

Comprehensive income attributable to noncontrolling interests	11	8
Comprehensive income (loss) attributable to the Business	$509	$(142)

The accompanying notes to Combined Financial Statements are an integral part of these Statements.

WALGREENS BOOTS ALLIANCE

WHOLESALE AND RETAIL BUSINESSES
COMBINED STATEMENTS OF CASH FLOWS
For the years ended August 31, 2020 and 2019
(in millions)

	2020	2019
Cash flows from operating activities:
Net earnings	$207	$104
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	141	143
Deferred income taxes	(11)	(22)
Earnings from equity method investments	(10)	(15)
Asset impairment	19	97
Other	17	15
Changes in operating assets and liabilities:
Accounts receivable, net	(41)	(367)
Inventories	(182)	(99)
Other current assets	(108)	(6)
Trade accounts payable	113	325
Accrued expenses and other liabilities	185	67
Income taxes	(20)	(15)
Other non-current assets and liabilities	(58)	13
Accounts receivable from Parent, net	75	(7)
Net cash provided by operating activities	327	233
Cash flows from investing activities:
Additions to property, plant and equipment	(86)	(104)
Net change in cash pool receivable from Parent	(64)	(32)
Net change in loan receivable from Parent	(14)	—
Other	6	7
Net cash used for investing activities	(158)	(129)
Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	27	121
Other	(5)	(1)
Net distribution to Parent	(201)	(222)
Net cash used for financing activities	(179)	(102)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	(18)
Changes in cash, cash equivalents and restricted cash
Net (decrease) in cash, cash equivalents, and restricted cash	(8)	(16)
Cash, cash equivalents and restricted cash at beginning of period	319	335
Cash, cash equivalents and restricted cash at end of period	$311	$319

The accompanying notes to Combined Financial Statements are an integral part of these Statements.

WALGREENS BOOTS ALLIANCE

WHOLESALE AND RETAIL BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1. Organization, operations and basis of presentation

Organization

These combined financial statements comprise certain pharmaceutical wholesale and retail pharmacy operations (the “Business”) of Walgreens Boots Alliance, Inc. (“WBA”).

Pharmaceutical wholesale operations comprise businesses located in the United Kingdom, France, Turkey, Spain, the Netherlands, Egypt, Norway, Romania, Czech Republic and Lithuania. Sales within these businesses are principally derived from wholesaling and distribution of a comprehensive offering of brand name and generic pharmaceuticals, health and beauty products, home healthcare supplies and equipment and related services to pharmacies, doctors, health centers and hospitals.

Retail pharmacy operations comprise retail stores in Norway, the Netherlands and Lithuania. Sales within these businesses are principally derived from pharmacy led sales of prescription drugs and health and wellness, beauty and personal care and other consumer products.

Basis of presentation

The Business’s Combined Financial Statements have been prepared on a stand-alone basis and reflect a combination of entities and portions of certain entities under common control that have been “carved out” of and derived from the WBA historical Consolidated Financial Statements and accounting records. Accordingly, WBA’s net investment in this Business (“Net Parent Investment”) is presented in lieu of a controlling interest’s equity in the Combined Financial Statements. Therefore, the Combined Financial Statements reflect the Business’s historical combined financial position, results of operations and cash flows as the Business was historically operated as part of WBA. As a result, the Business’s Combined Financial Statements may not be indicative of the Business’s future performance and do not necessarily reflect what the Business’s combined results of operations, financial condition and cash flows would have been had the Business operated as a separate Business during the periods presented.

The Business is comprised of certain stand-alone legal entities for which discrete financial information is available, as well as portions of legal entities for which discrete financial information is not available (shared legal entities). For the shared legal entities for which discrete financial information was not available, allocation methodologies were applied to certain accounts to allocate amounts to the Business as discussed further in Note 12 – Related parties. The Combined Statements of Earnings include all sales and costs directly attributable to the Business, including costs for facilities, functions and services used by the Business. Certain shared costs and benefits have been directly charged to the Business based on direct usage or other allocation methods.

The Business participates in certain shared cash pool arrangements with WBA but retains a legal right to cash balances swept by WBA. WBA funds the Business’s operating and investing activities as needed. This arrangement is not reflective of the manner in which the Business would have been able to finance its operations had it been a stand-alone business separate from WBA during the periods presented. Cash pooling arrangements along with transfers to and from WBA’s cash management accounts are reflected in the Combined Balance Sheets as current amounts Due to and Due from Parent, and in the Combined Statements of Cash Flows as net investing activities. These Due to and Due from Parent balances are expected to be settled in the ordinary course of business.

The Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The Business uses the equity method of accounting for equity investments in less than majority-owned companies if the investment provides the ability to exercise significant influence. All transactions between the entities comprising the Business have been eliminated. As described in Note 12 – Related parties, all significant transactions between the Business and WBA have been included in these Combined Financial Statements.

The combined operations of the Business are treated as if it was a separate taxpayer following the separate return methodology. See Note 9 – Income taxes.

The preparation of the Combined Financial Statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These estimates are based on the information available at the time, historical experience and various other assumptions believed to be reasonable under the circumstances including estimates of the impact of coronavirus COVID-19 ("COVID-19"). Significant estimates inherent in the preparation of these Combined Financial Statements include, but are not limited to, accounting for inventory, evaluation of goodwill and other assets for impairment, income taxes and other contingencies.

To the extent to which COVID-19 impacts the Business’s financial results will depend on numerous evolving factors including, but not limited to, the severity and duration of COVID-19, the extent to which it will impact the Business’s customers, team members, suppliers, vendors, business partners, and distribution channels.

Management of the Business have evaluated subsequent events through December, 22, 2020 which is the date of issuance or the date on which the financial statements were available to be issued.

Certain amounts in the Combined Financial Statements and associated notes may not foot due to rounding.

Note 2. Summary of major accounting policies

Cash and cash equivalents

Cash and cash equivalents include cash on hand and highly liquid investments with an original maturity of three months or less.

Restricted cash

The Business is required to maintain certain cash deposits with banks mainly consisting of deposits restricted under contractual agency agreements and cash restricted by law and other obligations. At August 31, 2020 and 2019, the amount of such restricted cash was $168 million and $144 million, respectively, and is reported in other current assets on the Combined Balance Sheets.

The following represents a reconciliation of cash and cash equivalents in the Combined Balance Sheets to total cash, cash equivalents and restricted cash in the Combined Statements of Cash Flows as of August 31, 2020 and 2019, (in millions):

	August 31, 2020	August 31, 2019
Cash and cash equivalents	$143	$175
Restricted cash (included in other current assets)	168	144
Cash, cash equivalents and restricted cash	$311	$319

Accounts receivable

Accounts receivable are stated net of allowances for doubtful accounts. Accounts receivable balances primarily consist of trade receivables due from customers, clients and members. Trade receivables were $2.9 billion at August 31, 2020 and August 31, 2019. Other accounts receivable balances consist primarily of receivables from vendors and manufacturers. The carrying values of trade accounts receivable and trade accounts payable approximated their respective fair values due to their short-term nature.

Charges to allowance for doubtful accounts are based on estimates of recoverability using both historical write-offs and specifically identified receivables. The allowance for doubtful accounts for trade receivables at August 31, 2020 and August 31, 2019 was $35 million and $28 million, respectively.

Factoring arrangements

The Business entered into factoring agreements with various European financial institutions to sell accounts receivable under non-recourse agreements, transferring effective control and risk related to the receivables. These transactions are treated as a sale and were accounted for as a reduction in accounts receivable. The cost of factoring such accounts receivable, is reflected in the Combined Statement of Earnings within Selling, general and administrative expenses. The Business expects to continue to use this factoring arrangement periodically to assist with our general working capital requirements.

Inventories

The Business values inventories on a lower of cost and net realizable value basis. Inventories include product costs, inbound freight, warehousing costs for retail pharmacy operations, direct labor and distribution of products and vendor allowances not classified as a reduction of advertising expense. Substantially all of the Business’s inventory is accounted for using the first in first out method.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Major repairs, which extend the useful life of an asset, are capitalized; routine maintenance and repairs are charged against earnings. Depreciation is provided on a straight-line basis over the estimated useful lives of owned assets. Leasehold improvements, equipment under finance lease and finance lease properties are amortized over their respective estimate of useful life or over the term of the lease, whichever is shorter.

The following table summarizes the Business’s property, plant and equipment (in millions) and estimated useful lives (in years):

	Estimated useful life	2020	2019
Land and land improvements	20	$96	$93
Buildings and building improvements	3 to 50	208	192
Fixtures and equipment	3 to 20	374	327
Capitalized system development costs and software	3 to 8	201	178
		879	790
Less: accumulated depreciation and amortization		333	260
Balance at end of year		$546	$530

The Business capitalizes application development stage costs for internally developed software. These costs are amortized over a three to eight- year period. Amortization expense for capitalized system development costs and software was $14 million in fiscal 2020 and $15 million in fiscal 2019. Unamortized costs were $111 million at August 31, 2020 and $103 million at August 31, 2019. The Business impaired $16 million and $96 million of previously capitalized system development costs in fiscal 2020 and 2019, respectively, relating to write down of certain software as part of a transformational cost management program (the “Transformational Cost Management Program”), as discussed in Note 3 - Exit and disposal activities.

Depreciation and amortization expense for property, plant and equipment, including capitalized system development costs and software, was $64 million in fiscal 2020 and fiscal 2019.

Leases

The Business determines if an arrangement contains a lease at the inception of a contract. The lease classification is determined at the commencement date. Right-of-use assets represent the Business’s right to use an underlying asset for the lease term and lease liabilities represent the Business’s obligation to make lease payments arising from the lease during the lease term. Right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of the remaining future minimum lease payments during the lease term. The commencement date of all lease terms is the earlier of the date the Business becomes legally obligated to make rent payments or the date the Business has the right to control the property. The Business utilizes its incremental borrowing rate to discount the lease payments. The incremental borrowing rate is based on the Business’s estimated rate of interest for a collateralized borrowing over a similar term as the lease term. The operating lease right-of-use assets also include lease payments made before commencement, lease incentives and are recorded net of impairment. Operating leases are expensed on a straight-line basis over the lease term.

Initial terms for leased premises are typically 5 to 15 years. Short-term leases with an initial term of 12 months or less are not recorded on the balance sheet.

The Business accounts for lease components and non-lease components as a single lease component. Variable lease payment amounts that cannot be determined at the commencement of the lease such as increases in lease payments based on changes in index rates or usage, are not included in the right-of-use assets or lease liabilities. These are expensed as incurred. The Business has real estate leases which require additional payments for reimbursement of real estate taxes, common area maintenance and insurance, which are expensed as incurred as variable lease costs and hence are not included in the lease payments used to calculate lease liability. Other real estate leases contain one fixed lease payment that includes real estate taxes, common area maintenance and insurance. These fixed payments are considered part of the lease payment and included in the right- of-use assets and lease liabilities. The Business does not separately account for the land portion of the leases involving land and building.

Finance leases are recognized within property, plant and equipment and as a finance lease liability within accrued expenses and other liabilities and other noncurrent liabilities. Finance lease obligations as of August 31, 2020 and 2019 was $10 million and $13 million respectively.

See Note 4 - Leases for further information.

Goodwill and indefinite-lived intangible assets

Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed in business combinations. Acquired intangible assets are recorded at fair value.

Goodwill and indefinite-lived intangible assets are evaluated for impairment annually during the fourth quarter, or more frequently if an event occurs or circumstances change that could more-likely-than-not reduce the fair value of a reporting unit or intangible asset below its carrying value. As part of the Business’s impairment analysis, fair value of a reporting unit is determined using both the income and market approaches. The income approach requires management to estimate a number of factors for each reporting unit, including projected future operating results, economic projections, anticipated future cash flows and discount rates. The market approach estimates fair value using comparable marketplace fair value data from within a comparable industry grouping. Indefinite-lived intangible assets are tested for impairment by comparing the estimated fair value of the asset to its carrying value. If the carrying value of the asset exceeds its estimated fair value, an impairment loss is recognized and the asset is written down to its estimated fair value.

See Note 6 - Goodwill and other intangible assets, for additional disclosure regarding the Business’s intangible assets.

Equity method investments

The Business uses the equity method of accounting for equity investments if the investment provides the ability to exercise significant influence, but not control, over operating and financial policies of the investee. The Business’s proportionate share of the net income or loss of these investees is included in combined net earnings. Judgment regarding the level of influence over each equity method investment includes considering key factors such as the Business’s ownership interest, legal form of the investee, representation on the board of directors, participation in policy-making decisions and material intra-entity transactions. The Business’s ownership percentage as of August 31, 2020 and 2019 for equity method investments ranges from 30% to 49%.

The Business evaluates equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment might not be recoverable. Factors considered by the Business when reviewing an equity method investment for impairment include the length of time (duration) and the extent (severity) to which the fair value of the equity method investment has been less than cost, the investee’s financial condition and near- term prospects and the intent and ability to hold the investment for a period of time sufficient to allow for anticipated recovery. An impairment that is other-than-temporary is recognized in the period identified.

See Note 5 - Equity method investments, for further information.

Pensions

The Business has country-specific defined benefit pension plans. Eligibility and the level of benefits for these plans vary reflecting participants’ status, date of hire and/or length of service and requirements of the local markets. Where permissible under local regulations and market requirements, these plans have been closed to new members or future service accrual (to be replaced by defined contribution schemes). Pension expenses and valuations are dependent on assumptions used by third-party actuaries in calculating those amounts. These assumptions include discount rates, expected return on assets, retirement rates, mortality expectations and other factors.

The Business funds its pension plans in accordance with applicable regulations. The Business records the service cost component of net pension cost in selling, general and administrative expenses.

See Note 10 - Retirement benefits for further information.

Noncontrolling interests

The Business presents noncontrolling interests as a component of equity on its Combined Balance Sheets and reports the portion of its earnings or loss for noncontrolling interests as net earnings attributable to noncontrolling interests in the Combined Statements of Earnings.

Currency

Assets and liabilities of non-U.S. dollar functional currency operations are translated into U.S. dollars at end-of-period exchange rates while revenues, expenses and cash flows are translated at average monthly exchange rates over the period. Equity is translated at historical exchange rates and the resulting cumulative translation adjustments are included as a component of accumulated other comprehensive income (loss) in the Combined Balance Sheets.

Assets and liabilities not denominated in the functional currency are remeasured into the functional currency at end-of-period exchange rates, except for nonmonetary balance sheet amounts, which are remeasured at historical exchange rates. Revenues and expenses are recorded at average monthly exchange rates over the period, except for those expenses related to nonmonetary balance sheet amounts, which are remeasured at historical exchange rates. Gains or losses from foreign currency remeasurement are generally included in selling, general and administrative expenses within the Combined Statements of Earnings. For all periods presented, there were no material operational gains or losses from foreign currency transactions.

Commitments and contingencies

On a quarterly basis, the Business assesses its liabilities and contingencies for outstanding legal proceedings and reserves are established on a case-by-case basis for those legal claims for which management concludes that it is probable that a loss will be incurred and that the amount of such loss can be reasonably estimated. Substantially all of these contingencies are subject to significant uncertainties and, therefore, determining the likelihood of a loss and/or the measurement of any loss can be complex. With respect to litigation and other legal proceedings where the Business has determined that a loss is reasonably possible, the Business may be unable to estimate the amount or range of reasonably possible loss due to the inherent difficulty of predicting the outcome of and uncertainties regarding such litigation and legal proceedings. The Business’s assessments are based on estimates and assumptions that have been deemed reasonable by management, but that may prove to be incomplete or inaccurate, and unanticipated events and circumstances may occur that might cause the Business to change those estimates and assumptions. Therefore, it is possible that an unfavorable resolution of one or more pending litigation or other contingencies could have a material adverse effect on the Business’s Combined Financial Statements in a future fiscal period. Management’s assessment of current litigation and other legal proceedings, including the corresponding accruals, could change because of the discovery of facts with respect to legal actions or other proceedings pending against the Business which are not presently known. Adverse rulings or determinations by judges, juries, governmental authorities or other parties could also result in changes to management’s assessment of current liabilities and contingencies. Accordingly, the ultimate costs of resolving these claims may be substantially higher or lower than the amounts reserved.

See Note 8 - Commitments and contingencies for further information.

Revenue recognition

Sales are recognized at an amount that reflects the consideration to which the Business expects to be entitled in exchange for transferring control of goods or services to the customer. Sales are reported on the gross amount billed to a customer less discounts if the Business has earned revenue as a principal from the sale of goods and services. Sales are reported on the net amount retained (that is, the amount billed to the customer less the amount paid to a vendor) if the Business has earned a commission or a fee as an agent.

Wholesale revenue is recognized, net of taxes and expected returns, upon shipment of goods, which is generally also the day of delivery. For the retail operations, the Business recognizes revenue, net of taxes and expected returns, at the time it sells merchandise or dispenses prescription drugs to the customer.

Cost of sales

Cost of sales includes the purchase price of goods and cost of services rendered, store and warehouse inventory loss, inventory obsolescence and supplier rebates. In addition to product costs, cost of sales includes warehousing costs for retail operations, purchasing costs, freight costs, cash discounts and vendor allowances.

Vendor allowances and supplier rebates

Vendor allowances are principally received as a result of purchases, sales or promotion of vendors’ products. Allowances are generally recorded as a reduction of inventory and are recognized as a reduction of cost of sales when the related merchandise is sold. Allowances received for promoting vendors’ products are offset against advertising expense and result in a reduction of selling, general and administrative expenses to the extent of advertising costs incurred, with the excess treated as a reduction of inventory costs.

Rebates or refunds received by the Business from its suppliers, mostly in cash, are considered as an adjustment of the prices of the suppliers’ products purchased by the Business.

Selling, general and administrative expenses

Selling, general and administrative expenses mainly consist of salaries and employee costs, occupancy costs, depreciation and amortization, expenses directly related to stores, advertising costs (net of vendor advertising allowances), wholesale costs and insurance.

Impairment of long-lived assets

The Business evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying value of such an asset may not be recoverable. The evaluation of long-lived assets is performed at the lowest level of identifiable cash flows. Long-lived assets related to the Business’s retail operations include property, plant and equipment, definite-lived intangibles, right of use asset as well as operating lease liability. If the asset group fails the recoverability test, then an impairment charge is determined based on the difference between the fair value of the asset group compared to its carrying value. Fair value of the asset group is generally determined using income approach based on cash flows expected from the use and eventual disposal of the asset group.

Impairment charges included in selling, general and administrative expenses that relate to the write down of certain software as part of the Transformational Cost Management Program, aggregated to $19 million and $97 million in fiscal 2020 and 2019, respectively, and are discussed in Note 3 - Exit and disposal activities.

The determination of the fair value of the asset group requires management to estimate a number of factors including anticipated future cash flows and discount rates. Although management believes these estimates are reasonable, actual results could differ from those estimates due to the inherent uncertainty involved in making such estimates.

Stock compensation plans

The Business’s employees participate in WBA’s stock compensation plans. Stock based compensation is measured at fair value at the grant date. WBA grants stock options, performance shares and restricted units to the Business’s employees. The Business recognizes compensation expense on a straight-line basis over the substantive service period.

Total stock-based compensation expense attributable to the Business’s employees was $6 million for fiscal 2020 and fiscal 2019.

Insurance

WBA obtains insurance coverage with third-party carriers on behalf of the Business for catastrophic exposures as well as those risks required by law to be insured. The Business regularly reviews the probable outcome of any claims and proceedings, the expenses expected to be incurred, the availability and limits of the insurance coverage and the established accruals for liabilities, making adjustments to amounts provided for as necessary.

Income taxes

The combined operations of the Business are treated as if it was a separate taxpayer (i.e., following the separate return methodology), domiciled in the Netherlands. The Business accounts for income taxes according to the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based upon the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured pursuant to tax laws using rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more-likely-than-not to be realized.

In determining the income tax provision, the Business uses income, permanent differences between book and tax income, enacted statutory income tax rates and unrecognized tax benefits related to current year results. Discrete events such as the assessment of the ultimate outcome of tax audits, audit settlements, recognizing previously unrecognized tax benefits due to lapsing of the applicable statute of limitations, recognizing or de-recognizing benefits of deferred tax assets due to future year financial statement projections and changes in tax laws are recognized in the period in which they occur.

The Business is subject to routine income tax audits that occur periodically in the normal course of business. Tax authorities may raise questions regarding the Business’s tax filing positions, including the timing and amount of deductions and the allocation of income among various tax jurisdictions. In evaluating the tax benefits associated with the various tax filing positions, the Business records a tax benefit for uncertain tax positions using the highest cumulative tax benefit that is more-likely-than-not to be realized. Adjustments are made to the liability for unrecognized tax benefits in the period in which the Business determines the issue is effectively settled with the tax authorities, the statute of limitations expires for the return containing the tax position or when more information becomes available.

New accounting pronouncements

Adoption of new accounting pronouncements

Intangibles – goodwill and other – internal-use software

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other- Internal-Use Software (Subtopic 350-40). This ASU addresses customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract and also adds certain disclosure requirements related to implementation costs incurred for internal-use software and cloud computing arrangements. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The Business early adopted this new accounting standard on September 1, 2019 on a prospective basis. The adoption of this ASU did not have a material impact on the Business’s results of operations or financial position.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes Topic 840, Leases. Subsequently, the FASB has issued additional ASUs which further clarify this guidance. This ASU increases the transparency and comparability of organizations by requiring the capitalization of substantially all leases on the balance sheet and disclosures of key information about leasing arrangements. Under this new guidance, at the lease commencement date, a lessee recognizes a right-of-use asset and lease liability, which is initially measured at the present value of the future lease payments. For income statement purposes, a dual model was retained for lessees, requiring leases to be classified as either operating or finance leases. Under the operating lease model, lease expense is recognized on a straight-line basis over the lease term. Under the finance lease model, interest on the lease liability is recognized separately from amortization of the right- of-use asset. In addition, a new ASU was issued in July 2018, to provide relief to companies from restating the comparative periods.

The Business adopted this new accounting standard on September 1, 2019 on a modified retrospective basis and applied the new standard to all leases. As a result, comparative financial information has not been restated and continues to be reported under the accounting standards in effect for those periods. The Business elected a package of practical expedients permitted under the transition guidance, which among other things, allows the carryforward of historical lease classification. The adoption of this new accounting standard resulted in recognition of lease liabilities of $267 million and recognition of right-of-use assets of $265 million net of lease incentives and prepaid rent as of September 1, 2019. See Note 4 – Leases for further information.

The impact to the Business’s opening Combined Balance Sheets as of September 1, 2019 was as follows (in millions):

			As revised
	As reported		September 1,
	August 31, 2019	Adjustments	2019
Combined Balance Sheets
Other current assets	$233	$(2)	$231
Total current assets	6,126	(2)	6,124
Property, plant and equipment, net	530	—	530
Operating lease right-of-use asset	—	265	265
Intangible assets, net	712	(3)	709
Total assets	$10,572	$260	$10,832
Operating lease obligation - current	—	62	62
Accrued expenses and other liabilities	442	(1)	441
Total current liabilities	4,980	61	5,041
Operating lease obligation – non-current	—	205	205
Deferred income taxes	133	—	133
Other non-current liabilities	85	(6)	79
Total non-current liabilities	1,019	199	1,218
Net parent investment	5,848	—	5,848
Total liabilities and equity	$10,572	$260	$10,832

New accounting pronouncements not yet adopted

Effects of Reference Rate Reform on Financial Reporting

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedient and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. In response to the concerns about structural risks of interbank offered rates ("IBORs") and, particularly, the risk of cessation of the London Interbank Offered Rate ("LIBOR"), regulators in several jurisdictions around the world have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. The ASU provides companies with optional guidance to ease the potential accounting burden associated with transitioning away from reference rates that are expected to be discontinued. The ASU can be adopted no later than December 1, 2022 (fiscal 2023) with early adoption permitted. The Business is evaluating the effect of adopting this new accounting guidance.

Financial Instruments

In March 2020, FASB issued ASU 2020-03. This ASU improves and clarifies various financial instruments topics, including the current expected credit losses ("CECL") standard issued in 2016. The ASU includes seven different issues that describe the areas of improvement and the related amendments to GAAP, intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The amendments have different effective dates. The Business is evaluating the effect of adopting this new accounting guidance, but does not expect adoption will have a material impact on the Business’s financial statements.

Investments—Equity Method and Joint Ventures; Derivatives and Hedging

In January 2020, the FASB issued ASU 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815). The amendments in this ASU clarify the interaction between the accounting for investments in equity securities, investment in equity method and certain derivatives instruments. The ASU is expected to reduce diversity in practice and increase comparability of the accounting for these interactions. This ASU is effective for fiscal years beginning after December 15, 2020 (fiscal 2022). The adoption of this ASU is not expected to have any impact on the Business’s results of operations, cash flows or financial position.

Income taxes - simplifying the accounting for income taxes

In December 2019, the FASB issued ASU 2019-12: Simplifying the Accounting for Income Taxes (Topic 740), which removes certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies GAAP for other areas of Topic 740 by clarifying and amending existing guidance. This ASU is effective for fiscal years beginning after December 15, 2020 (fiscal 2022), and interim periods within those fiscal years, with early adoption permitted. The Business is evaluating the effect of adopting this new accounting guidance but does not expect adoption will have a material impact on the Business's disclosures.

Investments - equity securities

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Financial Instruments (Topic 825). This extensive ASU provides clarifications for three topics related to financial instruments accounting, some of which apply to the Business. For example, this ASU clarifies the disclosure requirements that apply to equity securities without a readily determinable fair value for which the measurement alternative is elected. This ASU is effective for fiscal years beginning after December 15, 2019 (fiscal 2021). The adoption of this ASU is not expected to have a material impact on the Business's results of operations, cash flows or financial position.

Compensation – retirement benefits – defined benefit plans

In August 2018, the FASB issued ASU 2018-14, Compensation - Retirement benefits (Topic 715-20). This ASU amends ASC 715 to add, remove and clarify disclosure requirements related to defined benefit pension and other postretirement plans. The ASU eliminates the requirement to disclose the amounts in accumulated other comprehensive income expected to be recognized as part of net periodic benefit cost over the next year. The ASU also removes the disclosure requirements for the effects of a one-percentage- point change on the assumed health care costs and the effect of this change in rates on service cost, interest cost and the benefit obligation for postretirement health care benefits. This ASU is effective for fiscal years ending after December 15, 2020 (fiscal 2022) and must be applied on a retrospective basis. The Business is evaluating the effect of adopting this new accounting guidance, but does not expect adoption will have a material impact on the Business's disclosures.

Financial instruments - credit losses

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326), which amends the Board’s guidance on the impairment of financial instruments. The ASU adds to U.S. GAAP an impairment model that is based on expected losses rather than incurred losses, which is known as the current expected credit loss (“CECL”) model. The CECL model applies to most debt instruments (other than those measured at fair value), trade and other receivables, financial guarantee contracts, and loan commitments. The Business plans to adopt this ASU for fiscal years beginning after December 15, 2020 (fiscal 2022), including interim periods within those fiscal years. The Business is evaluating the effect of adopting this new accounting guidance, but does not expect adoption will have a material impact on the Business’s financial position or results of operations.

Note 3. Exit and disposal activities

Transformational Cost Management Program

On December 20, 2018, WBA announced a transformational cost management program that is currently expected to deliver in excess of $2 billion of annual cost savings by fiscal 2022 for WBA (the “Transformational Cost Management Program”). The Transformational Cost Management Program, which is multi- faceted and includes optimization initiatives, global smart spending, global smart organization and the transformation of the information technology (IT) capabilities, is designed to help WBA achieve increased cost efficiencies.

Since the inception of the Transformational Cost Management Program to August 31, 2020, the Business has recognized cumulative pre-tax charges to net income of $211 million, which were primarily recorded within selling, general and administrative expenses. These charges included $116 million in asset impairments and $95 million in employee severance, business transition and other exit costs.

Costs related to exit and disposal activities under the Transformational Cost Management Program, which were recorded in selling, general and administrative expenses in the fiscal years ended August 31, 2020 and 2019, are as follows (in millions):

	2020	2019
Asset impairment[1]	$19	$97
Employee severance, business transition and other costs	42	53
Total pre-tax exit and disposal charges	$61	$150

1            Primarily includes write down of certain software.

The changes in liabilities and assets related to the exit and disposal activities under Transformational Cost Management Program include the following (in millions):

	Employee
	severance,
	business
	transition and	Asset
	other costs	impairment	Total
Balance at August 31, 2018	$—	$—	$—
Costs	53	97	150
Payments	(23)	—	(23)
Other – non-cash	—	(97)	(97)
Currency translation adjustments	1	—	1
Balance at August 31, 2019	$31	$—	$31
Costs	42	19	61
Payments	(15)	—	(15)
Other – non-cash	—	(19)	(19)
Currency translation adjustments	2	—	2
Balance at August 31, 2020	$60	$—	$60

Note 4. Leases

The Business leases certain warehouses, distribution centers, office space, land, retail stores and equipment. Lease may include cancellation clauses or renewal options. The commencement date of all lease terms is the earlier of the date the Business becomes legally obligated to make rent payments or the date the Business has the right to control the property. The Business recognizes operating lease rent expense on a straight-line basis over the term of the lease. In addition to minimum fixed rentals, some leases provide for contingent rentals based upon a portion of sales. See Note 2, summary of major accounting policies for additional information.

Supplemental balance sheet information related to leases were as follows (in millions):

August 31,
2020
Operating leases:
Operating lease right-of-use assets	$271
Operating lease obligations – current	$68
Operating lease obligations – non current	209
Total operating lease obligations	$277

Total finance lease obligations as of August 31, 2020 were $10 million.

Supplemental income statement information related to leases were as follows (in millions):

August 31,
2020
Operating lease cost
Fixed	$80
Variable[1]	9

1     Includes real estate property taxes, common area maintenance and insurance

Other supplemental information was as follows (in millions):

August 31,
2020
Cash paid for amounts included in the measurement of lease obligations
Operating cash flows from operating leases	$64
Right-of-use assets obtained in exchange for new lease obligations:
Operating leases	$51

Average lease term and discount rate as of August 31, 2020 were as follows (in millions):

August 31,
2020
Weighted average remaining lease term in years:
Operating leases	6.9
Weighted average discount rate
Operating leases	3.42%

The following table is a summary of the future minimum lease payments as of August 31, 2020 (in millions):

Operating
lease
2021	$80
2022	64
2023	44
2024	35
2025	27
Later	73
Total undiscounted minimum lease payments	$323
Less: Present value discount	(46)
Lease liability	$277

Comparative disclosures prior to the adoption of ASC 842 Leases

Rental expense prior to the adoption of ASC 842 Leases, which includes common area maintenance, insurance and taxes, where appropriate, was as follows (in millions):

2019
Minimum rentals	$69
Contingent rentals	7
$76

Note 5. Equity method investments

Summarized financial information for the Business’s equity method investments in aggregate is as follows (in millions):

Balance sheets	2020	2019
Current assets	$870	$908
Non-current assets	169	159
Current liabilities	745	778
Non-current liabilities	27	32
Shareholders’ equity	267	257

Statement of earnings	2020	2019
Sales	$1,680	$1,696
Gross profit	189	213
Net earnings	23	40
Share of earnings from equity method investments	10	15

The summarized financial information for equity method investments has been included on an aggregated basis for all investments as reported at the end of each fiscal year end.

Note 6. Goodwill and other intangible assets

Goodwill and indefinite-lived intangible assets are evaluated for impairment annually during the fourth quarter or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit or intangible asset below its carrying value. Based on the annual impairment evaluation completed as of June 1, 2020 valuation date, the fair value of the Business’s reporting units exceeded the carrying amounts.

As part of the Business’s impairment analysis, fair value of a reporting unit is determined using both the income and market approaches. The income approach requires management to estimate a number of factors for each reporting unit, including the projected future operating results, economic projections, anticipated future cash flows and discount rates considering the impact of COVID-19, among other potential impacts. The market approach estimates fair value using comparable marketplace fair value data from within a comparable industry grouping.

The determination of the fair value of the reporting units requires the Business to make significant estimates and assumptions including the business and financial performance of the Business’s reporting units, as well as how such performance may be impacted by COVID-19. These estimates and assumptions primarily include, but are not limited to: the selection of appropriate peer group companies, control premiums appropriate for acquisitions in the industries in which we compete, discount rates, terminal growth rates, and forecasts of revenue, operating income, depreciation, amortization and capital expenditures, including considering the impact of COVID-19.

Indefinite-lived intangible assets are tested for impairment by comparing the estimated fair value of the asset to its carrying value. If the carrying value of the asset exceeds its estimated fair value, an impairment loss is recognized and the asset is written down to its estimated fair value. Indefinite-lived intangible assets’ fair values are estimated using the relief from royalty method of the income approach. The determination of the fair value of the indefinite-lived intangibles requires the Business to make significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to: forecasts of revenue, the selection of appropriate royalty rate and discount rates.

Although the Business believes its estimates of fair value are reasonable, actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions, including the impact of COVID-19, could have a significant impact on either the fair value of the reporting units and indefinite-lived intangibles, the amount of any goodwill and indefinite-lived  intangible impairment charges, or both. These estimates can be affected by a number of factors including, but not limited to, the impact of COVID-19, its severity, duration and its impact on global economies, general economic conditions as well as our profitability. The Business will continue to monitor these potential impacts, including the impact of COVID-19 and economic, industry and market trends and the impact these may have on the Business.

Definite-lived intangible assets are evaluated for impairment whenever events or circumstances indicate that a certain asset or asset group may be impaired.

Changes in the carrying amount of goodwill are presented below (in millions):

Carrying amount
of goodwill
August 31, 2018	$3,217
Cumulative translation adjustments	(182)
August 31, 2019	$3,035
Cumulative translation adjustments	239
August 31, 2020	$3,274

The carrying amount and accumulated amortization of intangible assets consists of the following (in millions):

	August 31, 2020	August 31, 2019
Gross amortizable intangible assets
Customer relationships	$886	$828
Trade names, trademarks and other	63	68
Total gross amortizable intangible assets	949	896
Accumulated amortization
Customer relationships	$422	$326
Trade names, trademarks and other	31	28
Total accumulated amortization	453	354
Total amortizable intangible assets, net	$496	$542

Indefinite-lived intangible assets (Tradenames and Trademarks)	$185	$170

Total intangible assets, net	$681	$712

Amortization expense for intangible assets was $77 million and $78 million in fiscal 2020 and 2019, respectively. Estimated future annual amortization expense for the next five fiscal years for intangible assets recorded at August 31, 2019 is as follows (in millions):

	2021	2023	2023	2024	2025
Estimated annual amortization expense	$80	$80	$79	$78	$75

Note 7. Debt

Short-term debt represents a mix of fixed and variable rate debt with various maturities and working capital facilities denominated in various currencies. The carrying values of short-term debt approximated their respective fair values due to their short-term nature.

Interest paid on short-term debt was $37 million in fiscal 2020 and $63 million in fiscal 2019.

Note 8. Commitments and contingencies

The Business is involved in legal proceedings, including litigation, investigations, inspections, claims, inquiries and similar actions by pharmacy, healthcare, tax and other governmental authorities, arising in the normal course of the business. Legal proceedings, in general, can be expensive and disruptive. Some of these claims may purport to be or may be determined to be class actions and/or involve parties seeking large and/or indeterminate amounts, including punitive or exemplary damages, and may remain unresolved for several years. From time to time, the Business is also involved in legal proceedings as a plaintiff involving antitrust, tax, contract, intellectual property and other matters.

Like other companies in the retail pharmacy and pharmaceutical wholesale industries, the Business is subject to extensive regulation by national, state and local government agencies of countries in which it operates. There continues to be a heightened level of review and/or audit by regulatory authorities of, and increased litigation regarding, the Business’s and the rest of the health care and related industry’s business, compliance and reporting practices. As a result, the Business may regularly be the subject of government actions of the types described above.

The results of legal proceedings, including government investigations, are often uncertain and difficult to predict, and the costs incurred in these matters can be substantial, regardless of the outcome. With respect to litigation and other legal proceedings where the Business has determined that a loss is reasonably possible, the Business is unable to estimate the amount or range of reasonably possible loss due to the inherent difficulty of predicting the outcome of and uncertainties regarding such litigation and legal proceedings. The Business believes that its defenses and assertions in pending legal proceedings have merit and does not believe that any of these pending matters, after consideration of applicable reserves and rights to indemnification, will have a material adverse effect on the Business’s Combined financial position. However, substantial unanticipated judgments, fines and rulings do sometimes occur. As a result, the Business could from time to time incur judgments, enter into settlements or revise its expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on its results of operations in the period in which the amounts are accrued and/or its cash flows in the period in which the amounts are paid. In addition, as a result of governmental investigations or proceedings, the Business may be subject to damages, civil or criminal fines or penalties, or other sanctions, including the possible suspension or loss of licensure and/or suspension or exclusion from participation in government programs.

On 25 July 2019, the Competition and Markets Authority (“CMA”) issued a Statement of Objections against the Business which provisionally considers that the Business entered into arrangements to buy Nitrofurantoin from two suppliers and that these arrangements prevented or restricted competition. It is not a finding of infringement nor does it necessarily lead to an infringement decision. The Business takes UK competition law very seriously and does not believe that UK competition law has been infringed. The Business has reviewed the CMA's provisional position, as specified in its Statement of Objections, and responded in detail to the allegations. The Business continues to defend its position whilst working constructively with the CMA. The CMA’s final decision on the case outcome is expected in Spring 2021 and it is possible that the CMA may impose a financial penalty on the Business if it determines that competition law has in fact been infringed. Any penalty will be determined in accordance with applicable provisions of competition law.

Gain contingencies, if any, are recognized when they are realized.

Note 9. Income taxes

See Note 1 - Summary of major accounting policies for the Business’s carve-out methodology on Income taxes. The components of earnings before income tax provision were (in millions):

	2020	2019
Domestic	$3	$(26)
Foreign	265	157
Total earnings before income tax provision	$268	$131

The income tax provision consists of the following (in millions):

	2020	2019
Current tax provision
Domestic	$5	$(4)
Foreign	77	68
Total current tax provision	82	64

Deferred tax provision
Domestic	(5)	(2)
Foreign	(6)	(20)
Total deferred tax provision	(11)	(22)
Total income tax provision	$71	$42

The difference between the Netherlands statutory income tax rate and the effective income tax rate is as follows:

	2020	2019
Statutory income tax rate	25.0%	25.0%
Foreign income taxed at different rates	(7.1)	(14.0)
Nondeductible expenses	1.3	12.7
Change in valuation allowance	2.4	7.7
Other items	4.9	0.5
Effective income tax rate	26.5%	31.9%

The net deferred tax liabilities included in the Combined Balance Sheets consist of the following (in millions):

	2020	2019
Deferred tax assets:
Compensation and benefits	11	11
Tax attributes	115	114
Interest expense carryforward	13	11
Other deferred tax assets	31	19
Deferred tax assets	170	155
Less: valuation allowance	(118)	(112)
Total deferred tax assets	52	43
Deferred tax liabilities:
Accelerated depreciation	(35)	(34)
Intangible assets	(137)	(131)
Other deferred tax liabilities	(8)	(8)
Total deferred tax liabilities	(180)	(173)
Net deferred tax liabilities	$(128)	$(130)

As of August 31, 2020 and 2019, the Business reported $3 million of total deferred tax assets within Other non-current assets on the Combined Balance Sheets.

As of August 31, 2020, the Business has recorded deferred tax assets for tax attributes of $115 million, primarily reflecting the benefit of $356 million in foreign ordinary losses that have an indefinite carryforward period and $ 95 million in foreign ordinary losses that will expire after 2036. The Business believes it is more-likely-than-not that the tax benefit from certain deferred tax assets will not be realized and has recorded a valuation allowance of $118 million against those deferred tax assets as of August 31, 2020.

Income taxes paid, net of refunds, was $101 million and $82 million for fiscal years 2020 and 2019, respectively.

ASC 740 provides guidance regarding the recognition, measurement, presentation and disclosure in the financial statement of tax positions taken or expected to be taken on a tax return, including the decision whether to file in a particular jurisdiction. As of August 31, 2020 and August 31, 2019, unrecognized tax benefits of $ 1 million and $1 million were reported as long-term liabilities on the Combined Balance Sheets while an immaterial amount is reported as current tax liabilities. Both of these amounts include interest and penalties, when applicable. The Business recognizes interest and penalties in the income tax provision in its Combined Statements of Earnings but not significant at August 31, 2020 and 2019.

As of August 31, 2020 and August 31, 2019, no unrecognized tax benefits would favorably impact the effective tax rate if recognized. Based on current knowledge, it is reasonably possible that no unrecognized tax benefits could decrease in the next twelve months due to anticipated tax audit settlements and the expirations of statutes of limitations associated with tax positions related to multiple tax jurisdictions. The Business files income tax returns in the Netherlands and multiple foreign jurisdictions and is generally no longer subject to income tax examinations prior to fiscal 2009.

As of August 31, 2020, the Business remains indefinitely reinvested with respect to outside basis differences in jurisdictions outside of the Parent company. It is not practicable to determine the amount of the unrecognized deferred tax liability it has with respect to temporary differences related to investments in foreign entities and foreign corporate joint ventures that are essentially permanent in duration.

Note 10. Retirement benefits

The Business sponsors several retirement plans, including defined benefit plans and defined contribution plans.

Defined benefit pension plans

The Business has unfunded defined benefit pension plans in Turkey and France. The total of net periodic pension cost for the year ended August 31, 2020 and August 31, 2019 is $4 million and $ 2 million, respectively. The defined benefit obligations for the pension plans aggregate $44 million and $39 million for the year ended August 31, 2020 and August 31, 2019, respectively.

Estimated annual future benefit payments for the next 10 years from defined benefit pension plans to participants are $1 million to $3 million. Based on current actuarial estimates, the Business plans to make contributions of $2 million to its defined benefit pension plans in fiscal 2021 and expects to make contributions beyond 2021, which will vary based upon many factors.

Defined contribution plans

The Business has defined contribution arrangements for current employees. The largest scheme is the UK’s Alliance Healthcare Retirement Savings Plan, to which both the Business and participating employees contribute. The cost recognized in the Combined Statement of Earnings was $28 million in fiscal 2020 and $23 million in fiscal 2019.

Note 11. Accumulated other comprehensive income (loss)

The following is a summary of net changes in accumulated other comprehensive income by component, net of tax (in millions):

	Pension/
	post-	Cumulative
	retirement	translation
	obligations	adjustments	Total
Balance at August 31, 2018	$1	$(1,094)	$(1,093)
Other comprehensive loss	(7)	(235)	(242)
Tax benefit / (provision)	2	—	2
Net change in other comprehensive income (loss)	(5)	(235)	(240)
Balance at August 31, 2019	$(4)	$(1,329)	$(1,333)
Other comprehensive income (loss)	(4)	314	310
Tax benefit / (provision)	1	—	1
Net change in other comprehensive income (loss)	(3)	314	311
Balance at August 31, 2020	$(7)	$(1,015)	$(1,022)

Note 12. Related parties

The Business, as part of its operations, has related party transactions and outstanding balances with Parent, WBA.

Corporate costs allocations

The Business’s Combined Financial Statements include allocation of corporate costs incurred by WBA, for services that are provided to or on behalf of the Business, using consistent and reasonable method based on gross profit metric. However, the expenses reflected in the Combined Financial Statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Business historically operated as a separate, stand-alone entity.

Allocated corporate costs included in Selling, general and administrative expense were for shared services and infrastructure provided, which includes costs such as information technology, accounting, legal, risk and insurance services, treasury, shareholder services and other corporate and infrastructure services. The Combined Statements of Earnings includes allocations of WBA’s general corporate costs of $31 million and $ 10 million for fiscal 2020 and 2019, respectively. All allocated corporate costs have been deemed paid by the Business to WBA in the period in which the cost was recognized in the Combined Statements of Income. These costs are included as cash outflow from the operating activities.

Sales to and purchases from Parent

The Business sold products to WBA of $1,779 million and $1,813 million in 2020 and 2019, respectively. The Business purchased products from WBA aggregating $166 million and $125 million in 2020 and 2019, respectively.

Related party balances

The amounts due to and from Parent, WBA and affiliates are as follows (in millions):

–Current assets

	2020	2019
Trade accounts receivable	$255	$276
Debt due from Parent [1]	1,302	1,143
Total due from Parent	$1,557	$1,419

–Current liabilities

	2020	2019
Trade accounts payable	$50	30
Debt due to Parent [2]	8	9
Other	2	7
Total due to Parent	$60	$46

–Noncurrent liabilities

	2020	2019
Due to Parent – Other	$864	$801

[1]	Debt due from Parent includes cash pool receivables from Parent classified as investing activities in the Combined Statements of Cash Flows.

[2]	Debt due to Parent includes interest bearing debt. Total interest expense payable to Parent, recognized in the Combined Statement of Earnings was $34 million in fiscal 2020 and $31 million in fiscal 2019.